Exhibit 10.23
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made as of the 1st day of October, 2005, by and between RENT-WAY, INC., a Pennsylvania corporation, with offices at One RentWay Place, Erie, Pennsylvania 16505 (the “Company”) and Gregory L. Matheny, an individual residing at 4274 Loop Road, Waterford, Pennsylvania 16441 (the “Employee”).
     WHEREAS, the Company desires to employ the Employee and the Employee desires to accept such employment upon the terms and conditions contained in this Agreement, and
     WHEREAS, the Company and the Employee desire to rescind all prior agreements regarding employment between them and make this Agreement the sole contract governing the Company’s employment of the Employee.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein the Company and the Employee agree as follows:
     1. Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment, for the period beginning on the date of this Agreement and continuing until 1) either party gives at least two (2) weeks prior written notice to the other of the termination of this Agreement or 2) until this Agreement is otherwise terminated as provided herein.
     If the Company terminates this Agreement for any reason other than the Employee’s death pursuant to Section 5, the Employee’s disability pursuant to Section 6, or for cause pursuant to Section 9, the Employee shall have the right to receive continuing payments of bi-weekly base salary (at the rate in effect at the time notice of termination is given) during the 12-month period following the date on which termination is effective. Such continuing payments of base salary shall be severance pay and shall not constitute a continuation of the Employee’s employment for any reason.
     2. Office; Duties. During the Term, the Employee shall serve as Executive Vice President/Chief Operating Officer. The President or his designee may at any time change the title of the Employee.
     Employee shall perform such duties and discharge such responsibilities as the President or his designee shall from time to time reasonably direct. The Employee agrees to perform such duties and discharge such responsibilities in a faithful manner and to the best of his ability. The Employee agrees to devote his full business time and attention to the business and affairs of the Company and to use his best efforts to promote the interests of the Company. The Employee further agrees that he will engage in no outside business concerns or activities that conflict with his duties to the Company, or are directly or indirectly competitive with the Company, without the Company’s prior written consent.
     The President or his designee may from time to time assign to the Employee additional duties and responsibilities and delegate to other employees of the Company duties and responsibilities normally discharged by the Employee. All such assignments and delegations of duties and responsibilities shall be made by the President or his designee and may include a reduction of the Employee’s duties and responsibilities or a reduction in the Employee’s position as reasonably determined by the President or his designee.
     3. Compensation. During the Term, the Company agrees that:
          3.1 The Employee shall receive an annual base salary of $215,000, payable in installments in accordance with the regular payroll practices of the Company. The Company shall deduct or withhold from payments of base salary, and from all other payments made to the Employee pursuant to this Agreement, all amounts which may be required to be deducted or withheld under any applicable law now in effect or which may become effective during the term of this Agreement (including but not limited to Social Security contributions and income tax withholdings). The Employee’s base salary shall be reviewed annually by the President or his designee and may reasonably be increased or decreased on the basis of individual and corporate performance in accordance with criteria and standards established by the President or his designee.
          3.2 Incentive Compensation; Bonuses. In addition to base salary, the Employee shall be entitled to (i) participate in such incentive plans (including the right to defer income and bonuses) made available by the Company to its executives and key employees and (ii) receive such additional bonus or discretionary compensation payments as the President or his designee may determine from time to time. The Employee’s eligibility for incentive plan participation and additional bonus or discretionary compensation payments shall be reviewed annually by the President or his designee and shall be awarded on the basis of corporate performance and in accordance with criteria and standards established in the sole discretion of the President or his designee. The target amount of the bonus shall be 40% of the Employee’s base salary at the end of the fiscal period for which the bonus is calculated.
          3.3 Expenses. During the Term, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred in connection with the performance of his duties in accordance with the policies and procedures of the Company as may be in effect from time to time.
          3.4 Benefits. During the Term, the Employee shall be entitled to receive a package of benefits that includes all of the programs, plans and perquisites currently provided by the Company to its employees, for so long as such programs, plans and perquisites are continued by the Company and are available to employees of the Company.
     4. Stock Options. Immediately following the execution of this Agreement, the Company shall grant to the Employee incentive stock options to purchase 50,000 shares of the Company’s Common Stock pursuant to and in accordance with a Stock Option Plan of the Company, as designated by the Company. The options shall vest and become exercisable immediately but must be exercised within a five-year period from the date of grant. Additionally, the shares received on exercise of options will not be transferable except as follows: 16,666 shares on the third anniversary of the date of grant, 16,667 shares on the fourth anniversary of the date of grant, and 16,667 shares on the fifth anniversary of the date of the grant.
     5. Termination of Employment by Reason of Death. If the Employee dies during the Term, this Agreement shall terminate automatically as of the date of his death and the Company shall pay to the Employee’s legal representatives such benefits determined in accordance with any then existing Company-sponsored plans or programs providing benefits at death.
     6. Termination of Employment by Reason of Disability. In the event that the Employee shall sustain a disability which in the opinion of medical authority satisfactory to the Company would substantially prevent him from rendering the services required under this Agreement for a total of 180 days during any 360-day period, the Company shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to the Employee.
     7. Termination After a Change in Control of the Company.
          (a) If within ninety (90) days following the occurrence of a Change of Control of the Company (as defined in Appendix A) the Employee elects to voluntarily terminate his employment with the Company, the Employee shall be entitled to receive continuing payments of bi-weekly base salary (at the rate in effect at the time notice of termination is given) for 12 months following the date on which termination is effective.

          (b) Except as stated in (a) above, a Change of Control of the Company shall not affect the terms of this Agreement.
     8. Termination of Employment at Employee’s Election. If the Employee elects to terminate this Agreement and the Employee gives two (2) weeks prior written notice of such termination, the Employee shall be entitled to receive his salary then in effect for the two (2) weeks notice period regardless of whether the Company desires the Employee to continue his employment during that period.
     9. Termination of Employment for Cause. The Company shall have the right to terminate the Employee’s employment immediately in the event the Employee shall do or cause to be done any act that constitutes “cause” (as hereinafter defined) for termination. For purposes of this Agreement, “cause” shall be deemed to mean a breach of his obligations under this Agreement (any breach of Section 10, 11 or 12 hereof being an example of such a breach), gross negligence, willful misconduct, insubordination, dishonesty to the Company, engaging in any conduct which could have the effect of causing the termination or suspension of any license or permit which the Company holds, conviction of any felony, or excessive absenteeism not related to disability. In addition, “cause” shall include the Employee’s failure, as reasonably determined by the President, to adequately perform his job responsibilities or to meet the performance goals and objectives established for him by the Company. Should the Employee’s employment be terminated by the Company for cause, the Company’s only obligation shall be to pay the Employee his base salary through the date of termination. Nothing contained in this Section 8 shall in any way waive, restrict or prejudice the Company’s rights and remedies in equity and at law against the Employee with respect to the matter for which the Employee’s employment under this Agreement is terminated for cause.
     10. Confidentiality.
          10.1 During the course of his employment with the Company, the Employee has had and will have access to and will gain knowledge with respect to all aspects of the business of the Company, including financial information; business and marketing practices and procedures; information concerning employees, customers, suppliers; and other valuable and proprietary information relating to the business of Company (“Confidential Information”). The parties agree that certain covenants by the Employee are essential to the growth and stability of the business of the Company. Among these covenants are the Employee’s promises not to make unauthorized disclosures of the Confidential Information nor to use the Confidential Information regardless of whether the Employee’s employment with the Company has terminated. Accordingly, Employee agrees that, except as required by his duties under this Agreement, he shall not use nor disclose to anyone at anytime during or after the Term any Confidential Information obtained by him in the course of his employment with the Company. The Employee agrees to enter into any further agreement regarding confidentiality that the Company may request. The Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. The Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.
          10.2 Employee agrees to hold as the Company’s property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company.
     11. Non-Competition; Non-Solicitation.
          11.1 During the Term of this Agreement and for a period continuing for one (1) year after the date of its termination, the Employee agrees that he shall not directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any corporation or other entity [except for a two percent (2%) interest or less in any publicly traded corporation or other entity] engage or attempt to engage anywhere in North America in any business activity which is the same as, substantially similar to or directly competitive with the business of the Company, or any subsidiary of the Company, as now or in the future conducted by the Company.
          11.2 During the Term of this Agreement and for a period continuing for one (1) year after the date of its termination, the Employee agrees that he shall not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any corporation or other entity [except for a two percent (2%) interest or less in any publicly traded corporation or other entity] (i) employ or solicit the employment of any employee of the Company, any employee of a subsidiary of the Company, or any former employee of the Company whose employment with the Company terminated within the preceding six (6) months or (ii) induce or attempt to induce any employee of the Company, or any employee of a subsidiary of the Company, to terminate his or her employment with the Company or any subsidiary of the Company.
          11.3 The Employee acknowledges and agrees that the foregoing territorial and time limitations and restrictive covenants are reasonable and properly required for the adequate protection of the business and affairs of the Company. In the event any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, the Employee agrees and submits to the reduction of either said territorial or time limitation (or both) to such an area or period as the court may determine to be reasonable.
     12. Rights to Discoveries. The Employee agrees that all ideas, inventions, trademarks and other techniques, procedures, developments or improvements conceived, developed or acquired by the Employee, whether or not during working hours, at the premises of the Company or elsewhere, alone or with others, that are within the scope of the Company’s business operations or that relate to any work or projects of the Company shall be the sole and exclusive property of the Company. The Employee agrees to disclose promptly and fully to the Company all such ideas, inventions, trademarks or other techniques, procedures, developments or improvements and, at the request of the Company, the Employee shall submit to the Company a full written report thereof regardless of whether the request for a written report is made after the termination of this Agreement. The Employee agrees that during the Term and thereafter, upon the request of the Company and at its expense, he shall execute and deliver any and all applications, assignments and other instruments which the Company shall deem necessary or advisable to transfer to and vest in the Company the Employee’s entire right, title and interest in and to all such ideas, inventions, trademarks or other techniques, procedures, developments or improvements and shall assist the Company in applying for and obtaining patent, trademark or copyright protection for any such protectible ideas, inventions, trademarks and other techniques, procedures, developments and improvements.
     13. Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if mailed, by certified mail, postage prepaid, addressed to the appropriate party, at the address for such party set forth at the beginning of this Agreement. Any party may from time to time designate by written notice given pursuant to this Section 13 any other address or party to which any such notice or communication or copies thereof shall be sent.
     14. Equitable Relief. The Employee acknowledges that the Company will suffer damages incapable of ascertainment in the event that any of the provisions of Section 10, 11 or 12 hereof are breached and that the Company will be irreparably damaged in the event that the provisions of Section 10, 11 or 12 are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any such Sections, the Employee agrees and consents that in addition to any and all other remedies available to the Company an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of such Sections. The Employee agrees not to urge in any such action that an adequate remedy exists at law. All expenses, including, without limitation, attorney’s fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of Section 10, 11 or 12 of this Agreement shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.
     15. Arbitration of Disputes. Except for an alleged violation of Section 10, 11 or 12 of this Agreement, the Employee and the Company waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the Employee’s employment with the Company or the application, interpretation, validity or any other aspect of this Agreement to final and binding arbitration consistent with the Company’s alternative dispute resolution program or, if none, then consistent with the application of the Federal Arbitration Act and the rules for arbitration of employment disputes of the American Arbitration Association (“AAA”) before a single arbitrator. Only true neutrals will be eligible for consideration as arbitrators and under no circumstances will AAA furnish the names of individuals who represent employees, unions or companies.
     16. Successors. The Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, the “Company” shall mean both Rent-Way, Inc. and any successor to its business and/or assets (by merger, purchase or otherwise).
     17. Miscellaneous. This Agreement shall be governed by the internal domestic laws of the Commonwealth of Pennsylvania without reference to conflict of laws principles. The Employee consents to jurisdiction in Pennsylvania and venue in Erie County for purposes of all claims arising under this Agreement. All headings and subheadings are for convenience only and are not of substantive effect. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, negotiations, understandings and writings (or any part thereof) whether oral or written between the parties hereto relating to the subject matter hereof, all of which are hereby terminated and canceled. There are no oral agreements in connection with this Agreement. Neither this Agreement nor any provision of this Agreement may be waived, modified or amended orally or by any course of conduct but only by an agreement in writing duly executed by both of the parties hereto. If any section, portion, subsection or subportion of this Agreement shall be determined to be unenforceable or invalid, then such section, portion, subsection or subportion shall be modified in the letter and spirit of this Agreement to the extent permitted by applicable law so as to be rendered valid and any such determination shall not affect the remainder of this Agreement, which shall be and remain binding and effective as against the parties hereto.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date first above written.

COMPANY:

EMPLOYEE:		RENT-WAY, INC.

By:

Gregory L. Matheny Date		William S. Short, President	Date
Executive Vice President/ Chief Operating Officer

APPENDIX A
          A “Change in Control of the Company” shall be deemed to have occurred if, as the result of a single transaction or a series of transactions, the event set forth in either of the following paragraphs shall have occurred:
          (1) there is consummated a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation as appropriate; or
          (2) the stockholders of the Company approve a plan of liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.